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                          August 16, 2023

       Michael Wang
       Co-Chief Executive Officer
       Ispire Technology Inc.
       19700 Magellan Drive
       Los Angeles, CA 90502

                                                        Re: Ispire Technology
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed August 11,
2023
                                                            File No. 333-273904

       Dear Michael Wang:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing